EXHIBIT 10.6

THIS AGREEMENT (this “Agreement”) is dated and effective as of the 21 day of August, 2006,

BETWEEN:

SAGE ASSOCIATES INC., an Arizona corporation with its head office at 2020 North Huachuca Drive Tucson, AZ 85745

(hereinafter referred to as “Sage”)

- and -

SILVER RESERVE CORP., a Delaware corporation with its administration offices at 1226 White Oaks Blvd., Oakville, Ontario, Canada L6H 2B9.

(hereinafter referred to as “Silver Reserve”)

WITNESSETH THAT:

WHEREAS, Sage is the registered holder of twelve (12) mineral claims located in the Como District of Nevada and more particularly described in Schedule A attached hereto and forming part hereof (the “Claims”);

WHEREAS, the Claims, together with such additional mineral claims as may be covered by this Agreement during the during of this Agreement as provided herein, are collectively referred to herein as the “Property;” and

WHEREAS Sage has agreed that Silver Reserve may acquire an interest in the Claims, subject to the terms of this Agreement;

NOW THEREFORE, the parties hereby do evidence their agreement with respect to the Claims as follows, in consideration of the premises and the mutual covenants hereinafter set out.

1.    REPRESENTATIONS AND WARRANTIES

1.1    SILVER RESERVE’S REPRESENTATIONS AND WARRANTIES

Silver Reserve hereby represents and warrants to Sage that:

(a)	it is a company duly incorporated under the laws of the State of Delaware, and it is duly organized and validly existing under such laws and is qualified to do business in those states in the United States of America where it is necessary to conduct its business;

(b)
it has the power and capacity to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder and thereunder;

(c)
it has duly obtained all necessary corporate authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any applicable laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject; and

(d)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

1.2    SAGE’S REPRESENTATIONS AND WARRANTIES

Sage hereby represents and warrants to Silver Reserve that:

(a)
it is a company duly incorporated under the laws of the State of Arizona, and it is duly organized and validly existing under such laws and is qualified to carry on business in the United States of America;

(b)
it has the power and capacity to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder and thereunder;

(c)
it has duly obtained all necessary corporate authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any applicable laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it or the Claims may be subject;

(d)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

(e)	(1)	it is the exclusive beneficial and recorded or registered owner of a 100% right, title and possessory interest in and to the mineral properties subject to the paramount legal interest of the United States comprising the Claims and no other person has any proprietary or possessory interest in the Claims, and

(ii)	no person has any entitlement to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed from the Claims.

(f)
the Claims are properly and accurately described in Schedule A, attached hereto, and, each of the unpatented Claims (A) has been properly located and recorded with the Bureau of Land Management (BLM) and (B) is in good standing under all applicable laws and regulations with respect to the incurrence of any expenditures and the payment of any monies or taxes and will remain so until at least the date set out as the expiry date opposite each claim on Schedule A;

(g)	the Claims are free and clear of all liens, charges and encumbrances, recorded or, to the best of Sage’s information, knowledge and belief, unrecorded;

(h)
there are no outstanding or, to the best of Sage’s information, knowledge and belief, proposed, threatened or alleged actions or suits which, if successful, would or could affect the market value or ownership of the Claims or any portion thereof;

(i)
conditions on and relating to the Claims are in compliance with all applicable laws, regulations and orders relating to environmental matters, including, but not limited to, waste disposal and storage and reclamation;

(j)	there are no outstanding work orders or actions required to be taken relating to the condition of the Claims or any operations thereon, as of the date hereof; and

(k)	Sage has or will make available to Silver Reserve all information in its possession or control relating to work done on or with respect to the Claims.

1.3    DURATION AND EFFECT OF REPRESENTATIONS AND WARRANTIES

(a)
Sage acknowledges and agrees that Silver Reserve is entering into this Agreement relying upon the representations and warranties made to it herein and the correctness of each such representation and warranty is a condition upon which Silver Reserve is entering into this Agreement, each of which conditions may be waived in whole or in part solely by Silver Reserve and all such representations and warranties shall survive the execution, delivery and termination of this Agreement, the acquisition of any interest in the Claims by a party and the commencement and completion of any of the transactions contemplated herein, for a period of 4 years following the execution of this Agreement.

(b)
Silver Reserve acknowledges and agrees that Sage is entering into this Agreement relying upon the representations and warranties made to it herein and the correctness of each such representation and warranty is a condition upon which Sage is entering into this Agreement, each of which conditions may be waived in whole or in part solely by an instrument in writing signed by Sage and all such representations and warranties shall survive the execution, delivery and termination of this Agreement, the acquisition of any interest in the Claims by a party and the commencement and completion of any of the transactions contemplated herein for a period of 4 years following the execution of this Agreement.

(c)

(d)
Sage agrees to indemnify and hold harmless Silver Reserve from all claims, actions, damages and losses arising out of or in connection with a breach of any representation or warranty made by Sage contained herein.

(e)
Silver Reserve agrees to indemnify and hold harmless Sage from all claims, actions, damages and losses arising out of or in connection with a breach of any representation or warranty made by Silver Reserve contained herein.

2.    OPTION

2.1    GRANT OF OPTION

Sage hereby grants to Silver Reserve the sole and exclusive right and option to acquire up to an undivided 100% right, title and interest (the “Earned Interest”)in and to the Claims (the “Option”) in accordance with the terms of this Agreement.

2.2    TERMS OF OPTION

To exercise the Option and thereby earn an undivided 100% right, title and interest in and to the Claims subject to the NSR royalty set out in 2.2.4 below, Silver Reserve shall;

2.2.1	Make payment to Sage of $20,000 upon execution of this Agreement.

2.2.2	Year One

(a) stake up to 250 claims adjoining the Claims to be held by Silver Reserve and dealt with as set out herein;

(b) commission a geophysical review of Property by Jim Fink;

(c) commission Sage as geological consultants at a rate of $400.00 per day to assist in establishing drill targets; and

(d) Complete a drill program of reverse calculation and core drilling of not less than $500,000.

2.2.3	Year Two - complete an additional drill program of not less than $500,000.

2.2.4	Royalty - Sage shall be entitled to a 2.1% Net Smelter Return (“NSR”) royalty on the Property payable in accordance with the terms as set out in Schedule B hereto and forming part hereof.

2.2.5
Advanced Royalty Payment - Silver Reserve shall make advance royalty payment in the amount of $10,000 on each anniversary date of this Agreement and continuing after the Option is fully exercised, until Sage has received a total of $100,000 or until a feasibility study recommending the Property be put into production has been completed, which ever shall occur first. All advance royalty payments shall be applied to the reduction of any future royalty payments due under the NSR royalty.

2.2.6
Stock Payment - on the second anniversary of this Agreement or on completion of drilling programs totalling $1,000,000, which ever occurs first, Silver Reserve shall issue to Sage 500,000 of its common shares as fully paid and non assessable shares.

2.2.7
Sustaining Fees - Silver Reserve shall be responsible for the payment of all sustaining fees on the Property due to the BLM before September 1st each year during the term of this Agreement and continuing after it has earned a 100% interest in the Claims.

2.2.8
Other Acquisition - Silver Reserve shall on a best effort basis, enter into negotiation to acquire the five adjoining claims held by John Tom Ross, Boyd Mitchell and Albert Perondi. Terms of any acquisition of these claims must be to the satisfaction of Silver Reserve at its sole discretion. If an acquisition is successful, those claims shall form part of the “Property.”

2.2.9	Earned Interest - Silver Reserve shall have earned a:

(a)	40% interest in the Property when it has fulfilled all the items set out in 2.2.1 and 2.2.2, plus made the first annual Advanced Royalty Payment set out in 2.2.5.

(b)	100% interest in the Property when it has fulfilled all the items set out in 2.2.1, 2.2.2 and 2.2.3, and paid all required payments under 2.2.5, 2.2.6 and 2.2.7.

Any drill program costs in excess of the $500,000 set out in 2.2.2 (c) incurred in the first year of this Option may be carried over and applied against the drilling expenditures required in the second year under 2.2.3.

2.3    TITLE

(a)	Sage shall hold title to the Claims in trust for the benefit of both parties until Silver Reserve has earned its 100% interest.

(b)	Silver Reserve shall hold title in trust to all additional claims it stakes or acquires for the benefit of both parties during the term of this Agreement.

(c)
At such time as Silver Reserve has earned a 100% interest in the Claims, Sage shall transfer title to the Claims to Silver Reserve and execute and deliver such documents as may be required to convey such title subject to the NSR royalty.

(d)
If this Agreement is terminated for any reason prior to Silver Reserve earning an interest in the Claims, it will transfer title it holds in any portion of the Property to Sage including any other acquisition within the area of interest.

2.4    TERMINATION

2.4.1
Silver Reserve may terminate this Agreement at any time during the first year by giving notice in writing to Sage. In the event of such termination, Silver Reserve shall have no further obligation to Sage except as set out in 2.3 (d) above.

2.4.2
If this Agreement is terminated after Silver Reserve has earned a 40% interest, the parties shall enter into a Joint Venture Agreement (JV) to continue the development of the Property as set out in 2.6 (c).

2.5    OPTION PERIOD RIGHTS AND OBLIGATIONS

(a)
During the term of this Agreement: Silver Reserve shall have the exclusive right to conduct exploration and development work on the Property with the right to remove mineral samples therefrom, including bulk mineral samples, for the purpose of assays and tests. Silver Reserve shall have the right to erect, bring and install all such buildings, machinery, equipment and supplies on the Property as it shall deem necessary and proper; and all work done by Silver Reserve on the Property shall be done in accordance with good mining practice and in compliance with the applicable laws and regulations including environmental laws and regulations applicable to the Property.

(b)
During the term of this Agreement: Sage shall have access to the Property and to all the records of Silver Reserve, at its sole risk and expense, to review work being carried out on the Property or to review results obtained from work carried out on the Property, as the case may be, provided however, that reasonable notice is given and that such access shall not unduly interfere with or disrupt the activities of Silver Reserve; Silver Reserve shall provide Sage with copies of all reports produced from work conducted on the Property. Silver Reserve shall provide Sage with a report within 45 days following the first anniversary date of this Agreement disclosing the costs incurred in carrying out the drilling program work and a further report disclosing drilling costs that total up to $1,000,000 at such time as total drilling expenses in this amount have been incurred.

(c)
Silver Reserve shall indemnify and save harmless Sage from and against all suits, claims, demands, losses and expenses which they may each suffer by reason of any act or thing done or omitted to be done during the term of this Agreement by or on behalf of Silver Reserve in relation to its exploration and development operations on the Property, including any consequences arising from the non-payment of workmen and wage earners employed by it or its contractors on or in connection with the Property or suppliers of materials purchased in connection therewith. During the term of this Agreement, so long as Silver Reserve’s Option is in effect, Silver Reserve shall keep the Property free from claims for liens, charges and encumbrances and, in the event of a lien, charge or encumbrance being recorded, it will on this fact becoming known to it forthwith take proceedings to have such lien, charge or encumbrance removed as soon as possible. Silver Reserve may, however, dispute and contest any suit, claim, demand, loss or expense which forms the basis of a recorded lien, charge or encumbrance.

2.6    EXERCISE OF OPTION

(a)
At such time as Silver Reserve has made the payments, incurred the expenses and carried out such other required commitments as set out in 2.2.1, 2.2.2, 2.2.3, 2.2.5, 2.2.6 and 2.2.7 as set out herein it shall have earned a 100% interest in the Claims and the property subject only to the NSR royalty and Advance Royalty Payments due to Sage.

(b)
Should Silver Reserve elect not to proceed further with expenditures after earning a 40% interest in the Claims the parties hereto agree to form a JV to continue the maintenance of the claims and any further work on the Property subject to the NSR royalty.

(c)
Upon the JV being formed, each party shall have, subject to the terms of this Agreement, its respective undivided right, title and interest in and to the Property (the “Participating Interest”), the right to participate in the JV and the corresponding obligation to fund further exploration and development of the Property. The Participating Interests, at the time of the formation of the JV, shall be:

Sage                               60%, and
Silver Reserve              40%

The JV agreement shall contain such provisions as are acceptable to the parties including but not limited to a provision making the party with the majority interest in the Property the Operator and proportionate dilution provisions which would apply where a party fails to contribute their share of any approved work program. No party shall arbitrarily withhold their approval and execution of the JV Agreement.

2.7    SAGE ROYALTY

Sage shall retain a 2.1% net smelter returns royalty to be calculated and paid in accordance with the provisions of Schedule B attached hereto and to Advance Royalty Payments as set out in 2.2.5 hereof.

3.    GENERAL PROVISIONS

3.1    NATURE OF RELATIONSHIP

Nothing herein shall be construed as creating a partnership between the parties. Nothing contained in this Agreement shall be construed so as to constitute a party an agent or legal representative of another party. Except as otherwise specifically provided in this Agreement, a party shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other party. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business endeavours of any sort whatsoever not related to the Property and the area of interest, whether or not competitive with the endeavours contemplated herein, without consulting or inviting or allowing the other party any interest therein and the legal doctrines of “corporate opportunity” or “business opportunity” sometimes applied to joint venturers shall not apply in the case of such other endeavours, as all fiduciary duties arising from the Joint Venture and owed by one party to another have been specifically outlined in this Agreement.

3.2	AREA OF INTEREST

The area of interest shall be deemed to comprise that area which is included within ten (10) kilometres of the outermost boundary of the mineral properties, which constitute the Property. Any acquisition acquired by either party within the area of interest shall be added to and form part of the Property subject to the consent of the non acquiring party. The acquirer shall hold title to such acquisition in trust for the benefit of the parties to this Agreement and transfer it to the appropriate party in accordance with the terms hereof.

3.3    DEFAULT PROVISIONS

The following shall be considered a default on the part of Silver Reserve:

(a)	if it fails to make the Advance Royalty Payments, referred to in 2.2.5 hereof, when due during the term of this Agreement and after it has earned a 100% interest in the Claims.

(b)	If it fails to make the NSR royalty payments when due in accordance with Schedule B hereto.

(c)	If it fails to make the Stock Payment referred to in 2.26 hereof.

(d)
In the event of a default in any of the above items Sage shall give Silver Reserve written notice in accordance herewith, describing the default and allowing Silver Reserve 15 business days to correct said default. Failure of Silver reserve to correct the default within the allotted time shall result in Silver Reserve forfeiting all interest in the Property and being required to transfer any property interests to Sage.

3.4	CONFIDENTIAL INFORMATION

All data and information provided to or received by the parties with respect to the Property shall be treated as confidential. A party shall not disclose such information to third parties whether by way of press release or otherwise, unless the disclosure is required by law, stock exchange rules or a regulatory authority having jurisdiction or the disclosure is consented to by the other party (the “Non-Disclosing Party”); consent of such Non-Disclosing Party shall not be unreasonably withheld or delayed in view of the parties’ timely disclosure obligations. Without limiting the foregoing, the Non-Disclosing Party may reasonably withhold its consent to the issuance of a press release where it has not been provided with an advance draft copy of such press release. Where disclosure is required by law, stock exchange rules or a regulatory authority having jurisdiction, a party shall, if permitted by such law, stock exchange rule or regulatory authority, use its reasonable best efforts to provide a copy of the information to be disclosed (the “Disclosure Statement”) to the Non-Disclosing Party in advance of its disclosure and make reasonable changes to such Disclosure Statement as may be requested by the Non-Disclosing Party.

3.5    GEOLOGICAL INTERPRETATIONS

No party (the “Reporting Party”) shall be liable to another party (the “Receiving Party”) in respect of any opinions, findings, conclusions or other non-factual information included by the Reporting Party in any report or other document provided to the Receiving Party, whether included by negligence or otherwise. Each party hereby indemnifies and saves harmless the other from and against all suits, claims, demands, losses and expenses arising in respect of the release by a Receiving Party of such non-factual information in such report or other document to third parties, irrespective of whether such release was consented to by the Reporting Party.

Sage shall deliver to Silver Reserve, immediately after execution of this Agreement, copies of all reports, information and data in its possession related to the Claims and the geological structures in the area of the Claims.

3.6    FORCE MAJEURE

(a)
No party hereto shall be liable under this Agreement to another party for any failure to perform any of its obligations caused by or arising out of any act not within the control of the party, excluding lack of funds, but including, without limitation, acts of God, strikes, acts or terrorism, lockouts or other industrial disputes, acts of a public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of persons primarily concerned about environmental or native rights issues and any other cause, whether of the kind enumerated above or otherwise, which is not reasonably within the control of the party (the “Event of Force Majeure”).

(b)
No right of a party shall be affected, and no party shall be found in default, under this Agreement by the failure of such party to meet any term or condition of this Agreement, excluding lack of funds, where such failure is caused by an Event of Force Majeure and, in such event, all times specified or provided for in this Agreement shall be extended by a period commensurate with the period during which the Event of Force Majeure causes such failure.

(c)
A party affected by an Event of Force Majeure shall take all reasonable steps within its control to remedy the failure caused by such event, provided, however, that nothing contained in this section 3.6 shall require any party to settle any labour or industrial dispute or to test the constitutionality of any law enacted by any Legislature of or within the United States.

(d)	Any party relying on the provisions of this section 3.6 shall forthwith give notice to the other party of the commencement of an Event of Force Majeure and of its end.

3.7    NOTICES

(a)
Any notice, direction or other communication (the “Notice”) given hereunder, irrespective of whether such Notice was required, permitted or otherwise provided pursuant to or in respect of this Agreement, shall be in writing and:

(i)	if delivered, shall be deemed to have been given and received on the day it was delivered;

(ii)
if mailed, shall be deemed to have been given and received on the seventh business day following the day of mailing, except in the event of disruption of postal services in which event such Notice shall be deemed to have been given and received only when actually received;

(iii)
if sent by facsimile shall be deemed to have been given and received on the day it was so sent, except where sent outside of normal business hours (9:00 a.m. to 5:00 p.m. local time at the place of receipt), in which event such Notice shall be deemed to have been given and received on the next following business day; and

(b)	Notices in each case shall be addressed as follows:

(i)	if to Silver Reserve, at:

Silver Reserve Corp.
1226 White Oaks Blvd., Suite 10A
Oakville, Ontario, Canada L6H 2B9
Attention:  Stafford Kelley
Fax:  (905) 845-6415

(ii)	if to Sage, at:

Sage Associates Inc.
2020 North Huachuca Drive
Tucson, AZ 85745
Attention: Dave Hackman
Fax #520-623-3326

Any party may give, at any time, notice in writing to the other party of any change of address of the party giving such Notice and, from and after the giving of such Notice, the address or addresses therein specified shall be deemed to be the address of such party for the purpose of giving Notice hereunder.

3.8    INTERPRETATION

(a)
This Agreement shall be interpreted and governed according to the laws of the State of Nevada. The parties hereby attorn to the jurisdiction of the courts of the State of Nevada and agree to submit any disputes in respect of this Agreement to the courts of the State of Nevada.

(b)	All references in this Agreement to monetary amounts are expressed in US currency.

(c)
In this Agreement, headings have been inserted for ease of reference and may not accurately describe the provisions that follow them. Consequently, headings shall not be used for purposes of interpreting this Agreement.

(d)	In this Agreement, the singular encompasses the plural and vice versa, and the masculine encompasses the feminine and vice versa.

3.9    WHOLE AGREEMENT AND FURTHER ASSURANCES

(a)
This Agreement, including Schedules A and B attached hereto, constitutes the whole of this Agreement and encompasses the entire agreement between Silver Reserve and Sage pertaining to the Property. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between Silver Reserve and Sage, and there are no warranties, representations or other agreements between Silver Reserve and Sage in connection with the Property, except as specifically set forth herein.

(b)
The parties agree to execute and cause to be executed such other documents, and take and cause to be taken such other actions, as are reasonably necessary: (2) to secure and give effect to the rights and obligations granted and assumed hereunder; and (3) to maintain the Property in good standing.

3.10    ENVIRONMENTAL RECLAMATION

(a)	Notwithstanding any other provision in this Agreement, Sage shall remain liable and Silver Reserve shall have no obligations in respect of environmental liabilities incurred or arising as a result of the state or condition of the Claims prior to the date of this Agreement.

(b)
For purposes of section 3.10 (a), environmental liabilities shall mean any and all damages (including but not limited to exemplary and punitive damages), losses, costs, expenses, liabilities and obligations of whatsoever kind, direct or indirect (including but not limited to fines, penalties, interest, lawyers’ fees and expenses, damages for personal injury, death, property damage and economic loss, including but not limited to reduction in the value of the Property (or any other person’s property) incurred or arising as a result of the state or condition of the Claims, including costs relating to the removal, treatment, storage and disposal of hazardous substances and the remediation, clean-up, restoration, abatement, reclamation or other securing or remedial action in respect of the Claims (or any other person’s property) under or for breach of or failure to comply with any and all environmental laws, whether statutory, in contract or in tort, including negligence and strict liability, or howsoever otherwise arising.

(c)	For purposes of sections 1.2 (i) and 3.10(b):

(i)
environmental laws shall mean any and all federal, state and local laws, statutes, rules, regulations, ordinances, bylaws, orders, permits, licences, approvals, policies and consents and the common law to the extent that any of the foregoing regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, production, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of hazardous substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property in relation to the foregoing or otherwise in relation to the protection of the life, health or safety of persons, or to the protection of property or the environment, including but not limited to air, soil, surface water, ground water, biota, wildlife and personal or real property; and

(ii)	hazardous substances shall mean any substance that:

(A)
when released to the natural environment is likely to cause or does cause, immediately or at some future time, material harm or degradation to the natural environment or any risk to human health and, without restricting the generality of the foregoing, includes any pollutant, contaminant, waste or hazardous waste, or any “dangerous goods”, “hazardous chemical”, “hazardous substance” or “hazardous waste”, as may be defined by environmental laws; or

(B)	exhibits characteristics of flammability, corrosivity, reactivity or toxicity.

3.11    COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date first written above,

	SAGE ASSOCIATES INC.		SILVER RESERVE CORP.

by:	s/ David B. Hackman	by:	s/ Todd Montgomery
	David Hackman		Todd Montgomery
	President		President

		by:	s/ Stafford Kelley
Stafford Kelley
Secretary

SCHEDULE A
TO
SAGE / SILVER RESERVE AGREEMENT
DATED August 21, 2006

DESCRIPTION OF SAGE PROPERTIES
Claims in the Como Mining District, Lyon County, Nevada

The following unpatented mining claims have been located within the sections of the public land survey indicated below and the location notices thereof are of record in the Nevada State Office of the Bureau of Land Management the Office of the Clerk/Recorder of Lyon County as follows:

Claim		BLM	Public Land Survey				Lyon County
Name	Number	NMC No.	Twn	Rng	Sec	Subdiv	Doc. No.

Sue	30	814022	15N	23E	7	NW	245277
Sue	31	814023	15N	23E	7	NW	245278
Sue	33	814024	15N	23E	7	NW	245279
Sue	35	667248	15N	23E	6	SE	96462
Sue	36	667249	15N	23E	6	SE	96463
Sue	37	667250	15N	23E	6	SW	96464
Sue	38	667251	15N	23E	6	SW	96465
Sue	136	667280	15N	23E	6	NE	96504
Sue	138	667282	15N	23E	6	NE	96506
Sue	145	667288	15N	23E	5	NW	96512
Sue	147	667289	15N	23E	6	NE	96513
Sue	149	667290	15N	23E	6	NE	96514

SCHEDULE B
TO
SAGE / SILVER RESERVE AGREEMENT
DATED August 21, 2006

Net Smelter Return Royalty

1. The NSR which may be payable to a party (the “Payee”) by a party (the “Payor”) shall be calculated and paid to the Payee in accordance with the terms of this Schedule.

2. The NSR shall be calculated on a calendar quarterly basis.

3. The following words shall have the following meanings:

3.1	“Gross Revenue” shall mean the aggregate of the following amounts received in each quarterly period:

(a)	(4)	all revenue received by the Payor in such quarter from arm’s length purchasers of mineral products, or

(ii)	the fair market value of all mineral products sold by the Payor in such quarter to persons not dealing at arm’s length with the Payor; and

(b)	any proceeds of insurance received in such quarter due to losses or damages in respect to mineral products.

3.2	“Permissible Deductions” shall mean the aggregate of the following charges (to the extent not previously deducted or accrued in computing Gross Revenue) that are paid in each quarterly period:

(a)	sales charges levied by any sales agent in respect to the sale of mineral products;

(b)
all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with the refinement or beneficiation (in the case of direct-shipping ore) of mineral products after leaving the Property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter; and

(c)	all other insurance costs in respect of mineral products;

provided: (i) that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm’s length (as that term is defined in the Income Tax Act (Canada)), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by the Payor and the fair market value thereof considering the time of such transaction and under all the circumstances thereof; and (ii) transportation costs and milling costs at another site, prior to the smelting and refining shall not be included in the definition of Permissible Deductions.

3.3	“Net Smelter Returns” shall mean Gross Revenue less Permissible Deductions in respect to such quarter.

3.4	“NSR” shall mean Net Smelter Returns.

4. The NSR shall be calculated and paid within 45 days after the end of each calendar quarter ending March 31, June 30, September 30 and December 31 of each year. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show how the payment was derived (the “Statement”) shall be submitted with the payment.

5. In the event that final amounts required for the calculation of the NSR are not available within the time period referred to in paragraph 4 of this Schedule, then provisional amounts shall be established, the NSR shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment in the succeeding quarter, as necessary.

6. All NSR payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the “Objection Notice”) describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee shall, for a period of 60 days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the NSR in question audited by the auditors of the Payor. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next monthly NSR payment due hereunder. The Payee shall pay all the costs and expenses of such audit unless a deficiency of 2 1/2% or more of the amount due is determined to exist. The Payor shall pay the costs and expenses of such audit if a deficiency of 2 1/2% or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the NSR due hereunder shall be kept in accordance with U.S. generally accepted accounting principles. Failure on the part of the Payee to make claim against the Payor for adjustment in such 60 day period by delivery of an Objection Notice shall conclusively establish the correctness and sufficiency of the Statement and NSR payment in respect of the applicable quarter.

7. All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to mineral products (collectively, “Hedging Transactions”) are specifically excluded from calculations of the NSR pursuant to this Schedule, it being understood by the parties that both the Payor and Payee may engage in speculative hedging trading activities for their own account. All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, shall be solely for the Payor’s account, irrespective of whether or not mineral products are delivered in fulfilment of such obligations. When necessary to give effect to the provisions of this paragraph 7, Gross Revenue from mineral products subject to Hedging Transactions by the Payor shall be determined pursuant to sub clause 3.1(a)(ii), rather than 3.1(a)(i) hereof.

8. Fair market value shall be determined by using, for gold, the quarterly average price of gold which shall be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar quarter in question by the number of days for which such prices were quoted and, for silver and other metals, the quarterly average price which shall be calculated by dividing the sum of all New York Commodity Exchange (“COMEX”) prices reported for silver and the other metal quoted by and at the closing of COMEX for the calendar quarter in question by a number of days for which such prices were quoted, less, in each case, an amount reasonably equivalent to the deductions permitted by clause 3.2 hereof.